UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 27, 2022

DZS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5700 Tennyson Parkway, Suite 400

Plano, TX 75024

(Address of Principal Executive Offices, Including Zip Code)

(469) 327-1531

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	DZSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2022, DZS Inc. (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”), which amends the Credit Agreement dated February 9, 2022 (the “Credit Facility”) with the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Facility originally provided for revolving loans in an aggregate principal amount of up to $30 million, up to $15 million of which is available for letters of credit, and was scheduled to mature on February 9, 2024.

The Amendment, among other things, (1) provides for a term loan (the “Term Loan”) in an aggregate principal amount of $25 million with a maturity date of May 27, 2027, (2) extends the maturity date of the revolving commitments to May 27, 2025, (3) permits the Adaptive Spectrum Acquisition (as defined in the Amendment), (4) modifies the applicable margin for borrowings under the Credit Facility to be, at the Company’s option, either (i) the adjusted term SOFR rate plus a margin ranging from 3.0% to 3.5% per year or (ii) the prime rate plus a margin ranging from 2.0% to 2.5% per year, in each case depending on the Company’s leverage ratio, (5) modifies the letter of credit fee such that it ranges from 3.0% to 3.5%, depending on the Company’s leverage ratio, (6) modifies the commitment fee on the unused portion of the revolving commitment to range from 0.25% to 0.35% per year, depending on the Company’s leverage ratio, (7) modifies the method of calculating the leverage ratio, and (8) modifies the financial covenants to (i) increase the maximum permitted leverage ratio to 3.00 to 1.00 through September 30, 2022, 2.50 to 1.00 thereafter through September 30, 2023, and 2.00 to 1.00 thereafter and (ii) replace the minimum liquidity requirement with a minimum permitted fixed charge coverage ratio of 1.25 to 1.00.

On May 27, 2022, the Company borrowed the full amount of the Term Loan to finance the Adaptive Spectrum Acquisition. The Term Loan will require quarterly amortization payments of $312,500 per quarter, commencing September 30, 2022 and continuing through June 30, 2024, then $468,750 per quarter through June 30, 2026, then $625,000 per quarter until maturity. The amended Credit Facility also requires prepayments of the Term Loan with the proceeds of certain asset sales, subject to certain exceptions and reinvestment rights. The Term Loan is prepayable at any time without premium or penalty (other than customary break funding costs), subject to customary notice requirements. The $30 million revolving loan, subject to the borrowing base, remains undrawn.

Except as amended by the Amendment, the remaining terms of the Credit Facility remain in full force and effect. The foregoing description of the Amendment is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

First Amendment to Credit Agreement, dated as of May 27, 2022, among DZS Inc., as Borrower, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2022	DZS Inc.

	By:	/s/ Misty Kawecki
Misty Kawecki
Chief Financial Officer